Raymond James Investment Management

Code of Ethics

April 1, 2026

Carillon Fund Distributors

Chartwell Investment Partners

ClariVest Asset Management

Eagle Asset Management

Gibbs Capital Management “A division of Eagle Asset Management”

Strategic Investment Management services “A division of Eagle Asset Management”

Scout Investments

Reams Asset Management

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Contents

I.	Introduction	4
A.	The Firms	4
B.	Purpose of the Code of Ethics	4
II.	Fiduciary Duty and Client Interests	4
III.	Compliance with Laws, Rules, and Regulations	5
IV.	Defined Terms	5
V.	Prohibited Acts: Conflicts of Interest	8
A.	Personal Trading	8
B.	Gifts and Entertainment	9
1.	Receiving or Offering of Gifts:	9
2.	Receiving or Giving of Entertainment:	9
3.	Gifts and Entertainment Provided to Government or Plan Officials	9
C.	Outside Business Activities	9
D.	Political Contributions	10
E.	IPO Allocation Policy for Clients	10
F.	Taking Advantage of Advisory Client or Fund Opportunities	10
G.	Diversion of Firm Business or Investment Opportunity	10
H.	Using Position or Influence for Personal Benefit at Expense of Clients	10
I.	Conflicts of Interest Among Clients	11
J.	Disclosure of Confidential Information	11
VI.	Prohibited Acts: Off-Channel Communications	11
A.	Social Media	11
1.	Personal Sites Prohibited from Business Uses	11
2.	Personal Messaging Apps Prohibited from Business Use	11
3.	Reporting Requirements	11
VII.	Reporting Violations	12
VIII.	Code of Ethics Review Committee	12
IX.	Review and Sanctions	12
A.	Determination	12
B.	Sanctions	12
X.	Approval and Amendment	14
XI.	Annual Certification	15
XII.	Inquiries Regarding the Code	15

Annex: Insider Trading Policy

Whom Does the Policy Cover?

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What Information is Material?

What Information is Non-Public?

Selective Disclosure

Procedures to follow if an Employee Believes that he/she Possesses Material, Non-Public Information

Restrictions on spreading false or misleading rumors

Annex: Personal Trading Policy

Scope of the Policy

Pre-Clearance Requirements

Prohibited Transactions

Reporting Requirements for Access Persons

Personal Trading Policy Annex Definitions

Appendix 1: Statement of General Policy Regarding IPO Allocations

Appendix 2: RJIM Reportable Funds

Appendix 3: Code of Ethics Review Committee

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I.	Introduction

A.	The Firms

This Code of Ethics “the Code” has been adopted by Raymond James Investment Management (“RJIM”) and its Affiliates. At the time of this publication RJIM’s affiliates are comprised of Carillon Fund Distributors, Chartwell Investment Partners, ClariVest Asset Management, Eagle Asset Management, Gibbs Capital Management “A division of Eagle Asset Management”, Strategic Investment Management services “A division of Eagle Asset Management”, Scout Investments and Reams Assert Management. References herein to “the Firm” means RJIM and each individual Affiliate.

B.	Purpose of the Code of Ethics

This Code has been adopted by the Firm in order to establish rules of conduct for persons who are associated with the Firm and in order to comply with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “IC Act”), and Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”). Under Rule 204A-1 of the Advisers Act, investment advisers registered with the Securities and Exchange Commission ("SEC") must establish codes of ethics that define conduct standards and ensure compliance with federal securities laws. Our Code is predicated on the principle that each Firm owes a fiduciary duty to its Clients.1 Accordingly, Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of their Firm’s Clients.

The Code cannot cover every law, rule, or policy and should not replace common sense, good judgment, or the need for additional guidance when necessary. This Code applies to all Employees, Access Persons, their Immediate Family, and Independent Fund Trustees, in each case as described more fully herein. It is the responsibility of each person subject to this Code to read and understand which sections apply to you.

The Code is accompanied by other policies that are referred to in this document. The Firm reserves the right to modify the Code and related policies at any time without prior notice. Additionally, the Firm has exclusive authority to administer and interpret all policies within this Code.

Please remember that Employees and Access Persons also are subject to all Raymond James Financial policies, including the Raymond James Code of Business Conduct and Ethics, Insider Trading Policy, and Political Contribution Policy. Should any portion of this Code conflict with a Raymond James policy, the more restrictive policy shall apply.

Any questions with respect to the Firm’s Code of Ethics should be directed to the Firm’s Chief Compliance Officer (CCO) or their designee. As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis. Independent Fund Trustees should consult with the Fund CCO with regard to any questions concerning their responsibilities under the Code.

II.	Fiduciary Duty and Client Interests

Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of their Clients. At all times, Employees must:

i.	Place Client interests ahead of the Firm’s – As a fiduciary, the Firm must act in the best interests of its Clients. This means avoiding conflicts of interest and not putting personal or financial interests ahead of the Clients' interests.

ii.	Engage in personal investing only if in full compliance with the Firm’s Code of Ethics – Access Persons must review and abide by the Firm’s Personal Trading Policy, and all Employees must review and abide by the Firm’s Insider Trading Policies.

iii.	Avoid taking advantage of your position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with the Firm, or on behalf of an Advisory Client, unless in compliance with the Gifts and Entertainment Policy set forth in this Code.

iv.	Maintain full compliance with the Federal Securities Laws – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act and Rule 17j-1 under the IC Act.

[1]	S.E.C. v. Capital Gains Research, Inc., 375 U.S. at 191-192 (1963).

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The fiduciary duty owed to each Firm’s Clients establishes a relationship of trust and confidence. It requires the Firm to always act with the utmost integrity, honesty, and good faith. Failure to fulfill these duties can lead to legal consequences and damage the Firm's reputation in the industry.

III.	Compliance with Laws, Rules, and Regulations

All persons subject to this Code are subject to the general anti-fraud prohibitions under Section 17(j) of the IC Act. This Code should be read in conjunction with RJIM or each Affiliate’s Compliance Manual and policies and procedures, as applicable. Accordingly, it is unlawful for an Employee, in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by a Reportable Fund (hereafter referred to as Fund) to:

i.	Employ any device, scheme or artifice to defraud a Fund;

ii.	Make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

iii.	Engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon any Fund; or

iv.	Engage in any manipulative practice with respect to a Fund.

In addition, pursuant to Section 206 of the Advisers Act, it is unlawful for the Firm or its Employees directly or indirectly to:

i.	Employ any device, scheme or artifice to defraud any Advisory Client or prospective client;

ii.	Engage in any transaction, practice or course of business which operates as a fraud or deceit upon any Advisory Client or prospective client; or

iii.	Engage in any act, practice or course of business which is fraudulent, deceptive or manipulative.

IV.	Defined Terms

Access Person— means (1) any Employee who has access to nonpublic information regarding any Clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, (2) any Employee who is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic, (3) any natural person in a control relationship of any Proprietary Fund or affiliate who obtains information concerning recommendations made to a Proprietary Fund with regard to the purchase and sale of securities by the Proprietary Fund; and (4) excludes those persons defined as ‘contractors’ via human resources, unless it is deemed such contractor would have ongoing access to Material, Nonpublic Information; and (5) excludes Non-Employee directors of the Firm, provided they have no knowledge of pending or current program trading activity in the securities they are trading.

Advisory Client or Client—Each Proprietary Fund and any other client who is provided investment advice by Raymond James Investment Management or its affiliates.

Affiliate – the following Registered Investment Adviser (“RIA”) affiliates of Raymond James Investment Management: (i.) Chartwell Investment Partners; (ii.) ClariVest Asset Management LLC; (iii.) Eagle Asset Management, Inc.; (iv.) Gibbs Capital Management; (v.) Strategic Investment Management; (vi.) Scout Investments, including its Reams Asset Management Division. The term Affiliate also includes (vii.) Carillon Fund Distributors, Inc.; and (viii.) Carillon Family of Funds.

Automatic Investment Plan—a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Ownership— In accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “34 Act”), Access Persons are deemed to have beneficial ownership of securities if they possess a direct or indirect pecuniary interest, enabling them to profit from securities transactions. Indirect pecuniary interests include securities held by Immediate Family, partnerships where an Access Person serves as a general partner, limited liability companies where an Access Person acts as a manager/member, an entity in which the Employee has an equity interest, provided the Employee also has or shares investment control over the securities held by such entity, and any account over which the Employee may otherwise be

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deemed to have control. Access Persons are not deemed to have a pecuniary interest in securities held by entities where they have equity stakes, unless they exert significant control. Access Persons are considered beneficial owners of trust-held securities if they are trustees with vested interests, possess vested beneficial interests, or are settlors/grantors of trusts (excluding cases where beneficiary consent is necessary to revoke the trust).

Chief Compliance Officer (CCO) – The CCO is the chief compliance officer of RJIM.

Compliance Department—Employees designated to administer components of the compliance program for Raymond James Investment Management and its Affiliates. The CCO is a member of, and is responsible for supervising, the Compliance Department.

Contribution — a gift, subscription, loan, advance, deposit of money, or any item of value provided to an Official, political party, political action committee, or organization classified under IRC 501c(4), as applicable.

Covered Associate – (a) the Firm’s general partner, managing member or executive officer, or other individual with a similar status or function; (b) any Employee; (c) any political action committee controlled by the Firm or by any of its Covered Associates; or (d) Immediate Family.

Cryptocurrency Securities – Any security that is associated with a company and/or issuer that is affiliated with a cryptocurrency business operation. A listing of prohibited Cryptocurrency Securities is provided on the RJ Cryptocurrency Related Securities List.

Dual Employee — any person who is employed by two or more of RJIM, an Affiliate, or another affiliated company of RJIM that has adopted its own Code of Ethics subject to Rule 204A-1 and/or 17j-1.

Employee — any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Firm, or other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm. This includes individuals who serve as Proprietary Fund officers, trustees or directors working in any Raymond James Investment Management or CFD business unit (including sales staff or other personnel performing duties for Raymond James Investment Management and Affiliates, even if employed by another entity such as Raymond James Financial, Inc.). May include contract and temporary Employees.

Certain of the policies, procedures, and restrictions referred to in this Code also apply to Immediate Family. The Code also applies to any other account over which the Employee is deemed to have Beneficial Ownership.

Independent Fund Trustees, as defined below, are not Employees hereunder.

Equivalent Security — any Reportable Security issued by the same entity as the issuer of a security, including options, rights, warrants, preferred stock, restricted stock, bonds, and other obligations of that issuer.

Excluded Accounts -- The following account types or their non-U.S. equivalents, provided they do not have individual securities or commodity trading capabilities:

Account held directly with a mutual fund company;

Company retirement account (e.g., 401(k));

Donor-advised fund

Health Savings Account;

Account holding exclusively unit investment trusts;

Accounts holding exclusively commodities

Municipal fund-only account;

Qualified tuition program (e.g., 529 plans);

Account restricted to variable contracts (e.g., annuities);

Treasury Direct accounts which hold EE Series and/or I Series savings bonds only

Monthly investment plan account; or

Bank or credit union accounts

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Digital asset, cryptocurrency, or virtual currency accounts

Peer-to-peer payment applications (e.g., PayPal, Venmo)

These account types are exempt from regulatory disclosure requirements. .

Federal Securities Laws — Means the Securities Act of 1933 (the “33 Act”), 34 Act, the Sarbanes-Oxley Act of 2002, IC Act, Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Government Entity –means any State or political subdivision of a State, including: (i) any agency, authority, or instrumentality of the State or political subdivision; (ii) a pool of assets sponsored or established by the State or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code (26 U.S.C. 414(j)), or a State general fund; (iii) a plan or program of a government entity; and (iv) officers, agents, or employees of the State or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

Immediate Family — Immediate Family includes an Access Person’s or Covered Person’s spouse or domestic partner, children under the age of 18 (regardless of whether or not sharing the same household) and any of the following relationships sharing the same household: child over the age of 18, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.

Independent Fund Trustee— a trustee of the Proprietary Funds who is not an “interested person” of the Proprietary Funds as that term is defined in the IC Act.

Initial Public Offering (IPO)— an offering of securities registered under the 33 Act by an issuer which immediately before the registration of such securities was not subject to the reporting requirements of Sections 13 or 15(d) of the 34 Act.

Investment Company — a company registered as such under the IC Act, including but not limited to, open-end mutual funds, closed-end mutual funds, and unit investment trusts, but does not include a money market mutual fund.

Large Cap Securities—specific securities exempted from the Short-Term Trading and Blackout Period restrictions of the Personal Trading Policy, due to their substantial market capitalization or significant trading volumes. The current exempted securities are the constituents of the S&P 500 Index as of January 1, 2025. The securities will be reevaluated periodically by the Compliance Department.

Limited Offering—a Security that has a market capitalization of less than $500 million or a security that is exempt from registration pursuant to Rules 504, 505 or 506 or under Section 4(2) or 4(6) of the Securities Act of 1933.

Managed Account – Blind trusts (where there is no visibility over the selection of investments and no control over them), discretionary accounts (where a broker/wealth manager acts with complete discretion and with no direction from the Employee’s or Immediate Family’s financial advisor, or self-direction capability for the Employee or Immediate Family) or other accounts over which you do not have any influence or control are Reportable Investment Accounts but do not require pre-clearance of Reportable Securities.

Material Investigation—an investigation that leads to the imposition of a significant remedial action for a violation of the Code.

Material, Nonpublic Information – undisclosed information that, if revealed, could be reasonably deemed significant to an investor's decision in buying or selling a company's securities. While not exhaustive, examples include financial results, future earnings projections, merger news, changes in management, and other sensitive details not yet made public. This information is both undisclosed and unavailable to the general public, and its potential impact on investment decisions necessitates careful consideration.

Official - An incumbent, candidate or successful candidate for elective office of a Government Entity.

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Outside Investment Account – is a Reportable Investment Account held at a non-Raymond James broker/dealer, or at any other financial institution, in which individual securities transactions can be affected.

Pre-Clearance Officer—the so-designated individual at RJIM (or that person’s designee) as set forth below as amended from time to time.

Proprietary Fund(s)—RJIM sponsored investment companies.

Raymond James or RJF--includes Raymond James Investment Management's parent company, Raymond James Financial, Inc. (RJF), and affiliated broker dealers of RJF including Raymond James & Associates, Inc. (RJA) and Raymond James Financial Services, Inc. (RJFS).

Reportable Fund or Fund – Any pooled investment vehicle for which the Firm serves as an investment adviser as defined in section 2(a)(20) of the IC Act. (See Appendix 2 RJIM Reportable Funds)

Reportable Investment Account—means the following Securities accounts: any personal account of an Access Person and any account in which an Access Person has Beneficial Ownership, except for Excluded Accounts.

Reportable Security— a Security, except that it does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificate of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money-market funds; (iv) shares issued by open-end registered investment companies other than a Reportable Fund; (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies other than a Reportable Fund.

Securities Transaction— a purchase or sale of Reportable Securities or Equivalent Securities.

Security—any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, real estate investment trust, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Social Media — defined as Facebook, X (formerly, Twitter), YouTube, LinkedIn, as well as Internet blogs and other interactive forums.

V.	Prohibited Acts: Conflicts of Interest

All Employees have an affirmative duty of care, loyalty, honesty, and good faith, and to act in the best interests of their Clients. Compliance with this duty is best served by avoiding conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any Client. A “conflict of interest” occurs when an individual’s personal interests interfere or appear to interfere with Client interests. A conflict may arise when a person takes actions or has interests that make it difficult to perform their duties with respect to the client objectively and effectively. Conflicts of interest may also arise when a person receives improper benefits, or members of their family receive improper personal benefits resulting from their position.

Employees must avoid conduct or activities that may appear to be a conflict or impropriety. Any Employee that becomes aware of a potential conflict is required to bring it to the attention of their supervisor and/or the CCO.

A.	Personal Trading

In accordance with Rule 17j-1 under the IC Act and Rule 204A-1 under the Advisers Act, the purpose of the Personal Trading Policy is to prevent fraudulent, deceptive, or manipulative conduct and to ensure that the personal

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securities transactions of Access Persons do not interfere with the best interests of Clients. All Access Persons are expected to adhere to the highest ethical standards and comply with the provisions outlined in Personal Trading Policy Annex attached hereto.

B.	Gifts and Entertainment

1.	Receiving or Offering of Gifts:

The Firm and its Employees are prohibited from giving or receiving anything of value exceeding $100 per year as a result of their relationship with the Firm. The appropriateness of gifts must be evaluated on a case-by-case basis, and gifts must not be part of a pattern of frequent giving. Cash or cash equivalents cannot be given or received as gifts. Customary and reasonable gifts given or received in recognition of infrequent, commonly recognized life events or based on a long-standing personal relationship are excluded from the gift limit threshold. Promotional materials that display the corporate or other business logo do not count toward the $100 limit, so long as they do not exceed $25 in value. Gifts must be appropriately documented in the company records, including the value and name of the recipient, in accordance with the company's recording system. Compliance will review these records, and gifts given/received by registered representatives will be reported to the Board of Directors of the Carillon Funds principal underwriter. Note that a meal or other entertainment is considered a gift when the giver does not attend the event with the recipient.

2.	Receiving or Giving of Entertainment:

Employees are prohibited from offering, giving, accepting, authorizing or soliciting anything of value to improperly obtain, retain, award or reward business or secure any other advantage.  (See Raymond James Anti-Bribery and Anti-Corruption Policy).  It is also the policy of the Firm that Employees are prohibited from giving or accepting entertainment in excess of five hundred dollars ($500) per person per event to/from clients, prospects, vendors, etc. Entertainment must be appropriately documented (with value and name of the recipient) in the company records in accordance with the company’s recording system. This reporting obligation will not apply to entertainment of insubstantial value (such as promotional items or meals, provided it does not exceed $50 in value.). These records will be reviewed by Compliance. Gift and Entertainment records of FINRA-registered Employees will be reported to the Board of Directors of the Carillon Funds principal underwriter.

3.	Gifts and Entertainment Provided to Government or Plan Officials

Any gift or entertainment provided by the Firm to a labor union or union official in excess of $250 per fiscal year must be reported on Department of Labor Form LM-10 within 90 days following the end of the Firm’s fiscal year. Consequently, Employees must obtain pre-clearance from the CCO before giving any gifts or entertainment to labor unions or union officials. Similarly, the Firm is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary, and Employees must obtain pre-clearance from the CCO before doing so. In addition, numerous state and municipal regulations govern gifts and entertainment involving state and local pension officials. Employees must consult with the CCO before providing any gifts or entertainment in connection with the solicitation of state and municipal pension or similar plans.

C.	Outside Business Activities

Outside business activities by Employees must be disclosed to the RJIM CCO or their designee using the Firm’s Outside Business Activity system, or designated disclosure process. While employed or affiliated with RJIM, you must receive approval prior to engaging in an outside business activity. If you are not participating in an outside business activity, you must attest annually in the Outside Business Activity System, when received, by selecting “Disclose None”. This attestation confirms that you are not participating in an outside business activity. Outside business activities include, but are not limited to:

▪	Engaging in an activity or providing a service for which compensation or benefits (direct or indirect) are received, or where there is a reasonable expectation of compensation or benefits

▪	Acting or serving as a control person as described below:

▪	Acting as, or being named as, a control person [e.g., power of attorney (such as financial or medical), successor trustee, executor named in will] for an individual that is a non-immediate family member. For purposes of the Outside Business Activities Policy, immediate family members include a person’s parents, mother-in-law or father-in-law, spouse or domestic partner, brother or sister, brother-in-law or sister-in-law,

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son-in-law or daughter-in-law, children (including stepchildren), and any other individual to whom the person provides, directly or indirectly, more than 25% of a person’s income in the prior calendar year.

▪	Serving as a control person for an immediate family member, as defined immediately above (e.g., current trustee, current executor, active power of attorney).

▪	Knowingly being named as a beneficiary of a client of Raymond James who is not an immediate family member, as defined above.

▪	Being an employee or independent contractor of a non-Raymond James entity.

▪	Owning, operating, or engaging in a business venture independent of Raymond James.

▪	Founding or serving in a leadership capacity—such as a director, officer, or board/committee/council member—for a Raymond James-related entity or a non-Raymond James entity should be disclosed as an OBA.

▪	Sponsoring or hosting a non-profit or charitable event, when the purpose of the event is to solicit contributions or donations in which you have control of the funds.

▪	Holding or seeking election or appointment to a political or government office of a federal, state, provincial, municipal, or local government.

D.	Political Contributions

Covered Associates are prohibited from making Contributions without prior approval on Form 1828. Employees must abide by the Anti-Bribery & Corruption policy and submit Form 1828 and receive approval from Compliance before making any political contributions. The maximum allowable contribution to a candidate for whom a contributor can vote is $350 per election. If the contributor cannot vote for the candidate, the maximum allowable contribution is $150 per election.

E.	IPO Allocation Policy for Clients

All Access Persons must comply with the Statement of General Policy Regarding IPO Allocations which is attached as (Appendix 1) to this Code. In general, the policy prohibits improper actions taken in order to obtain greater access to Initial Public Offerings for Clients. Access Persons should not purchase or commit to purchase from certain brokers additional shares of an IPO in the immediate after-market trading in order to obtain larger IPO allocations. Access Persons should not engage in excessive trading or increase portfolio turnover in order to obtain larger IPO allocations by generating more commission business for brokers that provide access to IPOs.

F.	Taking Advantage of Advisory Client or Fund Opportunities

Access Persons are prohibited from taking personal advantage of any opportunity properly belonging to Advisory Clients. This includes, but is not limited to, acquiring Securities for one’s own account that would otherwise be acquired for an Advisory Client.

G.	Diversion of Firm Business or Investment Opportunity

No Employee may acquire, or receive personal gain or profit from, any business opportunity that comes to their attention as a result of their association with the Firm and in which they know the Firm might be expected to participate or have an interest in participating, without disclosing in writing all necessary facts to the CCO, offering the particular opportunity to the Firm, and obtaining written authorization to participate from the CCO.

Any personal or family interest of an Employee in any Firm business activity or transaction must be immediately disclosed to the CCO. For example, if an Employee becomes aware that a transaction being considered or undertaken by the Firm may benefit, either directly or indirectly, an Employee or a family member thereof, the Employee must immediately disclose this possibility to the CCO.

H.	Using Position or Influence for Personal Benefit at Expense of Clients

Access Persons are prohibited from causing or attempting to cause an Advisory Client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Access Person.

▪	If an Access Person or an Immediate Family member stands to materially benefit from an investment decision for an Advisory Client that the Access Person is recommending or participating in, the Access Person must disclose that interest to persons with authority to make investment decisions and to the CCO. Based on the

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information given, a decision will be made as to whether to restrict the Access Person’s participation in causing the Advisory Client to purchase or sell a Security in which the Access Person has an interest.

I.	Conflicts of Interest Among Clients

Employees should not favor the interests of one Client over another Client. Inappropriate favoritism of one client over another client constitutes a breach of fiduciary duty. Dual Employees should ensure each client is treated equitably to mitigate any potential conflicts.

J.	Disclosure of Confidential Information

Employees are prohibited from revealing non-public information relating to the investment intentions, activities or portfolios of an Advisory Client except to:

(1) persons whose responsibilities require knowledge of the information,

(2) regulatory authorities who have appropriate jurisdiction with respect to such matters, or

(3) third parties who utilize such information for ratings or performance analysis or who provide services pursuant to a written contract with confidentiality provisions.

Further details regarding disclosure may be found in the Compliance Manual. Dual Employees will not disclose confidential information of RJIM, any one of its Affiliates, or any of their Clients to the personnel of RJIM, any of its other Affiliates or any of their Clients except as necessary to conduct business of the Firm without the prior approval of the impacted entity’s Chief Compliance Officer. Dual Employees will not disclose confidential information of RJIM, any of its Affiliates, or any of their Clients, to the personnel of other Raymond James subsidiaries without the prior approval of RJIM’s CCO.

VI.	Prohibited Acts: Off-Channel Communications

A.	Social Media

The following policy is being adopted to minimize the risk that the use of social media websites by Employees could be deemed advertising by the Firm. The use of social media websites by Employees could be deemed advertising depending on the content, context and recipient of the information disclosed on such a site.

In addition to complying with this policy all Employees are expected to read and comply with all standards set forth in the Raymond James Social Media policy as listed in the Raymond James Associate Handbook.

1.	Personal Sites Prohibited from Business Uses

Employees may not post or share any information on any social media site, blog or bulletin board regarding RJIM, its Affiliates, any of its/their Clients, investment products or anything related to business of any Firm without pre-approval from the Compliance Department, other than basic “resume like” professional biography data such as the company name, the Employee’s correct title and employment dates, and other information included in the Employee’s biography. In addition, Employees may not like, share, or repost content created and posted on the social media pages for Raymond James Financial, any of its affiliates, RJIM, the Affiliates and any employees thereof unless otherwise approved by the Compliance Department to re-post.

2.	Personal Messaging Apps Prohibited from Business Use

Employees may not use text messaging, social media communications apps, or encrypted messaging apps, including but not limited to WhatsApp, to discuss or promote business of the Firms without pre-approval from the Compliance Department. All communication regarding business of the Firms must be conducted via approved and monitored channels such as the Firm’s email systems.

3.	Reporting Requirements

On a quarterly basis, the Compliance Department will request that all Employees attest that they have not used a personal social media account or web page for any business uses. Additionally, a member of the Compliance Department will periodically review the activity on the Firm’s Social Media Accounts to confirm compliance with this Social Media Policy.

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VII.	Reporting Violations

All Employees are required to report any violation of this Code of Ethics promptly to their CCO. The CCO will periodically report to the RJIM Code of Ethics Review Committee to discuss any violations and any corresponding waivers. Additionally, the CCO shall report violations to the RJIM, Carillon Fund Distributors Board of Directors and to the Carillon Family of Funds CCO, who will inform Carillon Family of Funds’ Independent Fund Trustees as well as any third-party funds’ boards pursuant to 17j-1 under the IC Act.

VIII.	Code of Ethics Review Committee

The Code of Ethics Review Committee (the “COE Committee”) shall investigate any reported or suspected violation of the Code and, as appropriate, take such actions as are authorized by this Code. The COE Committee also shall review the Code at least once a year, in light of legal and business developments and experience in implementing the Code. The RJIM CCO will prepare an annual report to the President of RJIM, CFD, and the Affiliates that:

▪	initially summarizes existing procedures concerning personal investing and, thereafter, any changes in the procedures made during the past year,

▪	identifies any Material Investigations during the past year, and

▪	identifies any recommended changes in existing restrictions or procedures based on the experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

Members of the COE Committee are set forth in Appendix 3.

IX.	Review and Sanctions

A.	Determination

The COE Committee is charged with the responsibility of conducting informal hearings, assessing mitigating factors, and imposing sanctions consistent with the Code’s Sanction Guidelines. The RJIM CCO will arrange for a meeting of the Committee in cases where a violation of one or more applicable provisions of this Code has occurred and the guidelines suggest a monetary penalty, written reprimand, termination or more serious action.

B.	Sanctions

The CCO and the COE Committee have the authority to impose sanctions which may include, but are not limited to, a letter of censure, suspension or termination of employment. As part of any sanction, the Committee may require the Employee to reverse the trade(s) in question and forfeit any profit or absorb any loss derived therefrom. Any amounts that are paid/disgorged by an Access Person under this Code shall be paid to RJIM and held by the Firm to be paid to a charity of RJIM’s choosing. Failure to abide by a directive to reverse a trade may result in the imposition of additional sanctions or termination.

The table below is a sanction guide for failure to comply with the Code. Actual sanction may vary based on severity and the discretion of CCO or COE Committee. The Committee will document instances in which variations from the Sanctions Guidelines were authorized due to mitigating factors.

Sanctions applicable to all Employees of RJIM and its Affiliates subject to this Code of Ethics
Violation	Sanction for First Offense	Sanction for Second Offense	Sanction for Third Offense
Unapproved posting or sharing business material on social media	Written reprimand; social account must be added to Firm social media monitoring system within 30 days.	Defined as second social post after the written reprimand or failure to link social account to social media monitoring in 30 days. Written reprimand and/or monetary penalty.	Defined as third social media post after two written reprimands or failure to link social accounts in 60 days. Monetary penalty, suspension or Termination.

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Use of unapproved marketing materials	Warning or written reprimand.

Defined as the second instance of utilizing unapproved marketing materials following the issuance of a warning or written reprimand. A warning or written reprimand and/or monetary penalty may be imposed.

If the first offense is deemed severe, the sanctions for a second offense may be applied.

Defined as the third instance of utilizing unapproved marketing materials following two warnings or written reprimands. Sanctions may include a monetary penalty, suspension, or termination.

If the first or second offense is deemed severe, the sanctions for a third offense may be applied.

No broker statements or confirms on file or evidence that duplicate statements have been requested	Written warning	Defined as after 30 days of no action: Written reprimand and/or monetary penalty	Defined as after 60 days of no action: Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination
Trading without receiving appropriate pre-clearance or trading outside the approval period	Written warning	Written reprimand and/or freeze trading accounts for 30-90 days and/or monetary penalty	Monetary penalty, freeze trading accounts for 30-180 days and/or suspension or termination
Trading after being denied approval	Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination	See 1st Offense	See 1st Offense
Trading within the 7-day blackout period	Written reprimand, Reversal of trade and forfeiture of profits, Monetary Penalty, Freeze Trading accounts for 30-90 days and/or Suspension / Termination	See 1st Offense	See 1st Offense
Failure to file an Initial or Annual Holdings Report	Defined as not filed within 10 or 30 days, as applicable: Written warning	Defined as not filed within 30 days on more than one occasion or not filed within 60 days: Written reprimand and/or monetary penalty	Defined as not filed within 30 days on more than two occasions or not filed within 90 days: Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination

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Failure to file a Quarterly Transaction Report	Defined as not filed within 30 days: Written warning	Defined as not filed within 30 days on more than one occasion or not filed within 60 days: Written reprimand and/or monetary penalty	Defined as not filed within 30 days on more than two occasions or not filed within 90 days: Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination
Failure to file an Annual Code Acknowledgement and Certification Form	Defined as not filed within 30 days: Written warning	Defined as not filed within 30 days on more than one occasion or not filed within 60 days: Written reprimand and/or monetary penalty	Defined as not filed within 30 days on more than two occasions or not filed within 90 days: Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination
Commission of a Prohibited Act not otherwise specifically addressed in this Code section	Written reprimand, Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination	See 1st Offense	See 1st Offense
Purchasing a Security within 60 days of a sale of the same Security or selling a Security within 60 days of the purchase of the same Security, if the Security is held by the Firm and results in a profit.	Written Reprimand, Reversal of trade and forfeiture of profits, and/or Monetary Penalty	Monetary Penalty, Freeze Trading accounts for 30-90 days and/or Suspension / Termination	See 2nd Offense
Serving on the Board of a publicly traded company without prior written consent	Written reprimand, Monetary Penalty, and/or Suspension / Termination	See 1st Offense	See 1st Offense

Monetary penalties that may be assessed depending on the Employee’s title:

Assistant Vice President and Staff:	$100 to $500
Vice President:	$500 to $1,000
Senior Vice President:	$1,000 to $2,500
Executive Vice President and above:	$2,500 to $5,000+

X.	Approval and Amendment

The CCO may delegate any of the responsibilities, powers and authorities conferred by this Code. Such delegation may be to an individual, a committee or both. This Code may be amended from time to time by the RJIM CCO. The RJIM CCO will communicate any amendments to the Affiliate CCOs so that they may report the changes to their Clients as necessary. The CCO may establish, in their discretion, certain supplemental procedures to this Code in order to provide additional assurance that the purposes of this Code are fulfilled and/or to assist the CCO in administration of the Code.

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XI.	Annual Certification

Within 10 days of their hire date, each newly hired Employee shall certify that they have received, read and understand this Code of Ethics by executing the Initial Holdings Report in StarCompliance. Thereafter, annually, each Employee will be required to certify that they have received, read, understand and complied with each section of this Code of Ethics on the certification form set forth in StarCompliance. Additionally, annually, each Employee will complete the RJF Code of Ethics certification page certifying they have received, read, understood and complied with all the requirements of the RJF Code.

XII.	Inquiries Regarding the Code

Please contact the Compliance Department or the CCO if you have any questions about this Code or any other compliance-related matters.

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